Exhibit 99.1

Plains Exploration & Production Company 700 Milam, Suite 3100, Houston, TX 77002 www.pxp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

PXP Announces Third Quarter Results, Including

A Surge in Oil Revenue,

Record Oil Sales Volumes, and

Improved Crude Oil Realized Pricing

Houston, Texas, November 1, 2012- Plains Exploration & Production Company (NYSE:PXP) (“PXP” or the “Company”) announces 2012 third-quarter financial and operating results.

THIRD-QUARTER HIGHLIGHTS

•	Total revenues were $605.1 million, a 21% increase compared to third-quarter 2011.

•	Oil revenues were $540.4 million, a 43% increase compared to third-quarter 2011 and the third consecutive quarterly increase.

•

Total daily sales volumes averaged approximately 105.6 thousand barrels of oil equivalent (“BOE”), a 10% increase per diluted share, or a 36% increase per diluted share pro forma for the December 2011 asset sales, compared to third-quarter 2011.

•	Oil daily sales volumes averaged 63.5 thousand barrels, a 36% increase per diluted share, or 56% per diluted share pro forma for the December 2011 asset sales, compared to third-quarter 2011.

•	Average crude oil realized price per barrel before derivative transactions was $96.74, a 14% increase compared to third-quarter 2011, despite a lower Brent benchmark price.

•	Average crude oil and liquids realized price per barrel before derivative transactions was $92.44, a 14% increase compared to third-quarter 2011, despite a lower Brent benchmark price.

•

Net cash provided by operating activities was $415.6 million, a 20% increase over third-quarter 2011. Operating cash flow (a non-GAAP measure) was $382.2 million, a 27% increase over third-quarter 2011 and the third consecutive quarterly increase.

•	Net loss attributable to common stockholders was $53.1 million, or $0.41 per diluted share compared to third-quarter 2011 net loss of $88.3 million, or $0.62 per diluted share.

•

Adjusted net income attributable to common stockholders (a non-GAAP measure) was $51.6 million, or $0.39 per diluted share compared to third-quarter 2011 adjusted net income of $64.9 million, or $0.45 per diluted share.

FINANCIAL SUMMARY

PXP reported third-quarter revenues of $605.1 million and a net loss attributable to common stockholders of $53.1 million, or $0.41 per diluted share, compared to revenues of $501.8 million and a net loss of $88.3 million, or $0.62 per diluted share, for the third-quarter 2011. The third-quarter net income attributable to common stockholders includes certain items affecting the comparability of operating results. Those items consist of realized and unrealized gains and losses on our mark-to-market derivative contracts resulting in a net loss of $100.2 million due in large part to increased crude oil forward prices, a $43.1 million unrealized loss on investment in McMoRan Exploration Co. (“McMoRan”) common stock, and other items. When considering these items, PXP reports net income attributable to common stockholders of $51.6 million, or $0.39 per diluted share (a non-GAAP measure).

For the first nine months of 2012, PXP reports revenues of $1.7 billion and net income attributable to common stockholders of $87.8 million, or $0.67 per diluted share, compared to revenues of $1.4 billion and net income of $107.6 million, or $0.75 per diluted share, for the same period in 2011. These results include certain items affecting comparability of operating results. These items consist of realized and unrealized gains and losses on our mark-to-market derivative contracts, an unrealized loss on investment in McMoRan common stock, and other items. When considering these items, net income attributable to common stockholders for the first nine months of 2012 was $174.3 million, or $1.32 per diluted share (a non-GAAP measure), compared to $194.5 million, or $1.36 per diluted share, for the same period in 2011.

A reconciliation of non-GAAP financial measures used in this release to comparable GAAP financial measures is included with the financial tables.

OPERATIONAL SUMMARY

PXP’s 2012 third-quarter daily sales volumes averaged 105.6 thousand BOE per day, a 10% increase per diluted share and a 36% increase per diluted share pro forma for the December 2011 asset sales compared to third-quarter 2011.

Crude oil sales volumes averaged 58.7 thousand barrels per day, compared to third-quarter 2011 average volumes of 45.2 thousand barrels per day. The healthy volume growth is driven primarily by a strong performance in the Eagle Ford Shale and steady, consistent performance in California.

Natural gas liquids sales volumes averaged 4.8 thousand barrels per day, compared to third-quarter 2011 average volumes of 5.6 thousand barrels per day reflecting the impact of the South Texas and Texas Panhandle asset sales in December 2011.

Natural gas sales volumes averaged 252.0 million cubic feet (“MMcf”) per day compared to 321.3 MMcf per day in the third-quarter 2011. Lower volumes reflect the impact of the December 2011 asset sales and lower drilling activity in the Haynesville Shale, partially offset by increased production from the Eagle Ford Shale.

In the Eagle Ford Shale, third-quarter daily sales volumes averaged 30.4 thousand BOE per day net to PXP compared to third-quarter 2011 average daily sales volumes of 5.2 thousand BOE per day net to PXP. At the end of October, PXP had 7.1 net drilling rigs operating on its acreage and 35 wells drilled but waiting on completion or connection to pipelines. PXP expects to exit the year between 32 – 36 thousand BOE per day net to PXP.

In California, third-quarter daily sales volumes averaged 38.1 thousand BOE per day net to PXP compared to the third-quarter 2011 daily sales volume average of 39.7 thousand BOE per day net to PXP. PXP expects to exit the year between 38 – 39 thousand BOE per day net to PXP.

In the Haynesville Shale, third-quarter daily sales volumes averaged 190.4 MMcf per day net to PXP compared to third-quarter 2011 average daily sales volumes of 201.3 MMcf per day net to PXP. The sales volume decline reflects significantly lower drilling activity during the quarter. At the end of October, there were no drilling rigs operating in which PXP had a working interest. PXP expects to exit the year between 142 – 146 MMcf per day net to PXP.

CAPITAL SPENDING UPDATE

For the third-quarter of 2012, PXP had cash expenditures of approximately $564.1 million for additions to oil and gas properties and $6.2 million for leasehold acquisitions. Of the $570.3 million total, $78.3 million was funded by Plains Offshore Operations Inc., PXP’s consolidated subsidiary. PXP’s third-quarter net cash provided by operating activities was $415.6 million.

For the nine months ended September, PXP had cash expenditures of approximately $1.4 billion for additions to oil and gas properties and leasehold acquisitions. Of the $1.4 billion total, $168.5 million was funded by Plains Offshore Operations Inc. PXP’s net cash provided by operating activities and proceeds from sales of oil and gas properties during this period were $1.1 billion.

For the full-year of 2012, PXP’s total capital spending is expected to be approximately $2.0 billion of which approximately $180 million is funded by Plains Offshore Operations Inc. The increase in PXP’s capital spending over its base plan is attributed to oil & gas capital and seismic data acquisition capital for development and drilling activities of the Gulf of Mexico deepwater assets to be acquired and to accelerated development activity in the Eagle Ford Shale. Higher spending in the Eagle Ford Shale is leading to an approximate 78% increase in wells drilled and a 25% increase in average daily sales volumes over the 2012 base plan. PXP’s 2013 capital spending is expected to be approximately $2.0 billion, including capitalized interest and general and administrative costs.

FULL-YEAR 2012 SALES VOLUMES UPDATE

PXP expects full-year 2012 average sales volumes, excluding sales volumes associated with the Gulf of Mexico acquisition, to be slightly above the revised guidance range of 95 – 97 thousand BOE per day. PXP revised its sales volume guidance in August 2012 from original guidance of 92 – 96 thousand BOE due to anticipated sales volume increases at the Eagle Ford Shale. Including one month of sales volumes associated with the Gulf of Mexico acquisition, PXP now anticipates full-year 2012 sales volumes to be approximately 103 thousand BOE per day.

COMMODITY PRICES

During the third-quarter of 2012, Brent crude oil price averaged $109.37 per barrel compared to $112.01 per barrel in the third-quarter 2011. PXP’s 2012 third-quarter crude oil average realized price per barrel before derivative transactions was $96.74 per barrel, or approximately 88% of Brent, compared to $84.53 per barrel in the third-quarter 2011, or approximately 75% of Brent. Including the impact of derivative transactions, the third-quarter 2012 crude oil average realized price was $96.74 per barrel, or approximately 88% of Brent, compared to $81.00 per barrel in the third-quarter 2011, or 72% of Brent.

During the third-quarter of 2012, the oil/liquids average realized price per barrel before derivative transactions, which includes 4.8 thousand BOE per day net to PXP of natural gas liquids, was $92.44 per barrel, or approximately 85% of Brent, compared to $80.96 per barrel in the third-quarter 2011, or 72% of Brent. Including the impact of derivative transactions, the average realized price in the third-quarter 2012 was $92.44 per barrel, or 85% of Brent, compared to $77.83 per barrel in the third-quarter 2011, or 69% of Brent.

During the third-quarter of 2012, NYMEX gas price averaged $2.82 per million British thermal units (“MMBtu”) compared to $4.20 per MMBtu in the third-quarter 2011. PXP’s 2012 third-quarter natural gas average realized price before derivative transactions was $2.70 per MMBtu, or approximately 96% of NYMEX, compared to $4.10 per MMBtu in the third-quarter 2011, or 98% of NYMEX. Including the impact of derivative transactions, the average realized price in the third-quarter 2012 was $3.33 per MMBtu, or approximately 118% of NYMEX, compared to $4.11 per MMBtu in the third-quarter 2011, or 98% of NYMEX.

ACQUISITION FINANCING UPDATE

PXP successfully secured $8.0 billion dollars in total debt financing for the $6.11 billion Gulf of Mexico acquisition at a weighted average cost of debt of 4.8% as of October 29, 2012. The Company remains on track to close the acquisition by the end of November 2012.

In early October, PXP successfully syndicated $7.0 billion of committed financing to a group of banks and institutional lenders. The $7.0 billion of committed financing will be comprised of an amended and restated credit facility with a $5.3 billion borrowing base, which consists of (i) a $3.0 billion senior secured five-year revolving credit facility, (ii) a $750.0 million senior secured five-year term loan and (iii) a $1.25 billion senior secured seven-year term loan, as well as a $2.0 billion senior unsecured bridge facility.

At the end of October, PXP completed a public offering of $3.0 billion of senior notes, consisting of $1.5 billion in aggregate principal amount of Senior Notes due 2020, issued at par, and $1.5 billion in aggregate principal amount of Senior Notes due 2023, issued at par. This replaced the $2.0 billion senior unsecured bridge facility and lowered the borrowing base under the amended and restated credit facility by $125 million.

DERIVATIVE UPDATE

PXP continues to implement its crude oil hedging program and is well underway in achieving its stated goal to protect up to 90% of expected crude oil sales volumes in 2013, 2014 and 2015. Approximately 90% of expected 2013 and 2014 sales volumes are protected by put option spread contracts, swaps or three-way collars. In 2015, PXP has approximately 47% of expected sales volumes covered by put option spread contracts and continues to target up to 90% of anticipated oil sales volumes. A detailed list of PXP’s current derivative positions is included at the end of this release.

MANAGEMENT COMMENT

James C. Flores, Chairman, President and CEO of PXP commented, “The fundamentals of our business are healthy as evidenced by strong third-quarter growth in total revenue, cash flow provided by operating activities, cash margin per BOE and production per diluted share compared to the same period a year ago. Our high-margin, fast growing onshore oil business will soon be complimented by the substantial addition of high-margin offshore Gulf of Mexico deepwater properties with current production and substantial future development inventory. With long-term financing in place, our attention is laser focused on closing the transaction, completing our stated hedging program objectives, transitioning to the new long-term operational plan and reducing long-term debt. This strategic initiative transforms PXP into a large capitalization exploration and production company with a business model dominated by a portfolio of onshore and offshore oil assets capable of doubling pro forma oil production by 2020 while generating substantial cash flow provided by operating activities in excess of capital investment to meet debt reduction targets.”

CONFERENCE CALL

PXP will host a conference call today, Thursday, November 1 at 8:00 a.m. Central time. Investors wishing to participate in the conference call may dial 1-800-567-9836 or 1-973-935-8460. The conference call and replay ID is 36633286. The replay can be accessed by dialing 1-855-859-2056 or 1-404-537-3406. A live webcast of the conference call will be available in the Investor Information section of PXP’s website at www.pxp.com.

PXP is an independent oil and gas company primarily engaged in the activities of acquiring, developing, exploring and producing oil and gas in California, Texas, Louisiana, and the Gulf of Mexico. PXP is headquartered in Houston, Texas.

ADDITIONAL INFORMATION & FORWARD-LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements.

These include statements regarding:

*	completion of the previously announced acquisition and realization of the expected benefits therefrom,

*	reserve and production estimates,

*	oil and gas prices,

*	the impact of derivative positions,

*	production expense estimates,

*	cash flow estimates,

*	future financial performance,

*	capital and credit market conditions,

*	planned capital expenditures, and

*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K and Forms 10-Q, for a discussion of these risks.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. References in this press release to oil revenue and oil sales volumes include natural gas liquid volumes.

All forward-looking statements in this press release are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this press release and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by law, we do not intend to update these forward-looking statements and information.

Contact: Hance Myers: hmyers@pxp.com; 713.579.6291

Plains Exploration & Production Company

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(Unaudited)
Revenues
Oil sales	$540,434	$379,079	$1,527,430	$1,110,228
Gas sales	62,630	121,014	162,113	331,486
Other operating revenues	2,040	1,755	6,560	5,233

	605,104	501,848	1,696,103	1,446,947

Costs and Expenses
Lease operating expenses	98,087	79,987	268,755	234,380
Steam gas costs	12,096	17,015	32,931	49,641
Electricity	9,930	10,112	32,081	30,203
Production and ad valorem taxes	21,066	10,636	52,782	39,084
Gathering and transportation expenses	19,218	15,237	54,519	44,825
General and administrative G&A	32,515	28,158	102,598	94,964
Acquisition related costs	6,683	—	6,683	—
Depreciation, depletion and amortization	270,598	167,894	699,025	453,194
Accretion	3,749	4,307	11,252	12,878
Other operating income	(605)	(50)	(3,142)	(657)

	473,337	333,296	1,257,484	958,512

Income from Operations	131,767	168,552	438,619	488,435
Other (Expense) Income
Interest expense	(59,174)	(43,495)	(157,404)	(113,141)
Debt extinguishment costs	—	—	(5,167)	—
(Loss) gain on mark-to-market derivative contracts	(100,160)	125,551	12,573	93,467
Loss on investment measured at fair value	(43,121)	(395,490)	(92,301)	(284,929)
Other income	11	1,399	440	2,949

(Loss) Income Before Income Taxes	(70,677)	(143,483)	196,760	186,781
Income tax benefit (expense)
Current	3,540	26,718	2,535	25,959
Deferred	23,163	28,469	(84,297)	(105,165)

Net (Loss) Income	$(43,974)	$(88,296)	$114,998	$107,575

Net income attributable to noncontrolling interest in the form of preferred stock of subsidiary	(9,114)		(27,206)

Net (Loss) Income Attributable to Common Stockholders	$(53,088)		$87,792

(Loss) Earnings per Common Share
Basic	$(0.41)	$(0.62)	$0.68	$0.76
Diluted	$(0.41)	$(0.62)	$0.67	$0.75
Weighted Average Common Shares Outstanding
Basic	130,047	141,826	129,806	141,500

Diluted	130,047	141,826	131,774	143,351

Plains Exploration & Production Company

Operating Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
		(Unaudited)
Daily Average Volumes
Oil and liquids sales (Bbls)	63,548	50,891	57,683	47,853
Gas (Mcf)
Production	255,363	327,248	241,553	299,423
Used as fuel	3,353	5,962	3,952	5,875
Sales	252,010	321,286	237,601	293,548
BOE
Production	106,109	105,432	97,942	97,756
Sales	105,550	104,438	97,283	96,777
Unit Economics (in dollars)
Average Index Prices
ICE Brent Price per Bbl	$109.37	$112.01	$112.16	$111.47
NYMEX Price per Bbl	92.20	89.54	96.16	95.47
NYMEX Price per Mcf	2.82	4.20	2.59	4.20
Average Realized Sales Price Before Derivative Transactions
Oil (per Bbl)	$92.44	$80.96	$96.64	$84.98
Gas (per Mcf)	2.70	4.10	2.49	4.14
Per BOE	62.10	52.05	63.38	54.57
Cash Margin per BOE (1)
Oil and gas revenues	$62.10	$52.05	$63.38	$54.57
Costs and expenses
Lease operating expenses	(10.10)	(8.32)	(10.08)	(8.87)
Steam gas costs	(1.25)	(1.77)	(1.24)	(1.88)
Electricity	(1.02)	(1.05)	(1.20)	(1.14)
Production and ad valorem taxes	(2.17)	(1.11)	(1.98)	(1.48)
Gathering and transportation	(1.98)	(1.59)	(2.05)	(1.70)
Oil and gas related DD&A	(27.21)	(16.86)	(25.54)	(16.49)

Gross margin (GAAP)	18.37	21.35	21.29	23.01
Oil and gas related DD&A	27.21	16.86	25.54	16.49
Realized gain (loss) on derivative instruments	1.50	(1.48)	1.59	(1.63)

Cash margin (non-GAAP)	$47.08	$36.73	$48.42	$37.87

Oil and gas capital expenditures accrued ($ in thousands) (2)	$531,924	$502,745	$1,470,669	$1,364,142

(1)

Cash margin per BOE (a non-GAAP measure) is calculated by adjusting gross margin per BOE (a GAAP measure) to include the realized gain and loss on derivative instruments and to exclude DD&A. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating trends and performance.

(2)

Additions to oil and gas properties reported in our consolidated statement of cash flows differ from the accrual basis amounts reflected above due to the timing of cash payments. Excludes acquisitions.

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

	Three Months Ended September 30, 2012
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (1)	$92.44	$2.70	$62.10
Realized gain on derivative instruments	—	0.63	1.50

Realized cash price including derivative settlements (non-GAAP)	$92.44	$3.33	$63.60

	Three Months Ended September 30, 2011
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (1)	$80.96	$4.10	$52.05
Realized (loss) gain on derivative instruments	(3.13)	0.01	(1.48)

Realized cash price including derivative settlements (non-GAAP)	$77.83	$4.11	$50.57

	Nine Months Ended September 30, 2012
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (1)	$96.64	$2.49	$63.38
Realized (loss) gain on derivative instruments	(0.20)	0.70	1.59

Realized cash price including derivative settlements (non-GAAP)	$96.44	$3.19	$64.97

	Nine Months Ended September 30, 2011
	Oil	Gas	BOE
	(per Bbl)	(per Mcf)
Average Realized Sales Price

Average realized price before derivative instruments (GAAP) (1)	$84.98	$4.14	$54.57
Realized (loss) gain on derivative instruments	(3.38)	0.01	(1.63)

Realized cash price including derivative settlements (non-GAAP)	$81.60	$4.15	$52.94

(1)	Excludes the impact of production costs and expenses and DD&A.

Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(in thousands of dollars)

	Nine Months Ended September 30,
	2012	2011
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$114,998	$107,575
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	710,277	466,072
Deferred income tax expense	84,297	105,165
Debt extinguishment costs	939	—
Gain on mark-to-market derivative contracts	(12,573)	(93,467)
Loss on investment measured at fair value	92,301	284,929
Non-cash compensation	37,898	27,257
Other non-cash items	10,431	(6,332)
Change in assets and liabilities from operating activities	8,009	31,451

Net cash provided by operating activities	1,046,577	922,650

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(1,388,356)	(1,261,196)
Acquisition of oil and gas properties	(26,377)	(36,750)
Deposit related to the Gulf of Mexico Acquisition	(555,000)	—
Proceeds from sales of oil and gas properties, net of costs and expenses	60,470	11,987
Derivative settlements	37,385	(47,448)
Additions to other property and equipment	(9,271)	(9,454)
Other	—	1,552

Net cash used in investing activities	(1,881,149)	(1,341,309)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from revolving credit facilities	6,756,425	4,026,900
Repayments of revolving credit facilities	(6,596,425)	(4,191,900)
Principal payments of long-term debt	(156,182)	—
Proceeds from issuance of Senior Notes	750,000	600,000
Costs incurred in connection with financing arrangements	(12,586)	(11,320)
Purchase of treasury stock	(88,490)	—
Distributions to holders of noncontrolling interest in the form of preferred stock of subsidiary	(20,250)	—
Other	—	9

Net cash provided by financing activities	632,492	423,689

Net (decrease) increase in cash and cash equivalents	(202,080)	5,030
Cash and cash equivalents, beginning of period	419,098	6,434

Cash and cash equivalents, end of period	$217,018	$11,464

Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$217,018	$419,098
Accounts receivable	315,195	302,675
Commodity derivative contracts	26,302	50,964
Inventories	19,076	20,173
Investment	519,370	611,671
Deferred income taxes	166,002	20,723
Prepaid expenses and other current assets	24,644	16,073

	1,287,607	1,441,377

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	14,083,960	12,016,252
Not subject to amortization	1,718,876	2,409,449
Other property and equipment	150,031	145,959

	15,952,867	14,571,660
Less allowance for depreciation, depletion, amortization and impairment	(7,473,140)	(6,846,365)

	8,479,727	7,725,295

Goodwill	535,140	535,140

Commodity Derivative Contracts	19,459	12,678

Deposit Related to the Gulf of Mexico Acquisition	555,000	—

Other Assets	97,862	76,982

	$10,974,795	$9,791,472

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$470,284	$385,231
Commodity derivative contracts	8,253	3,761
Royalties and revenues payable	130,820	97,095
Interest payable	88,588	39,342
Other current liabilities	80,599	100,757

	778,544	626,186

Long-Term Debt	4,516,571	3,760,952

Other Long-Term Liabilities
Asset retirement obligation	242,390	230,633
Commodity derivative contracts	4,239	823
Other	17,133	15,749

	263,762	247,205

Deferred Income Taxes	1,691,473	1,461,897

Equity
Stockholders’ equity
Common stock	1,439	1,439
Additional paid-in capital	3,426,909	3,434,928
Retained earnings	418,789	337,991
Treasury stock, at cost	(560,244)	(509,722)

	3,286,893	3,264,636

Noncontrolling interest
Preferred stock of subsidiary	437,552	430,596

	3,724,445	3,695,232

	$10,974,795	$9,791,472

Plains Exploration & Production Company

Summary of Open Derivative Positions

At October 19, 2012

Period (1)	Instrument Type	Daily Volumes	Average Price (2)	Average Deferred Premium	Index
Sales of Crude Oil Production
2012
Oct - Dec	Three-way collars (3)	40,000 Bbls	$100.00 Floor with an $80.00 Limit	—	Brent
$120.00 Ceiling
2013
Jan - Dec	Swap contracts (4)	40,000 Bbls	$109.23	—	Brent
Jan - Dec	Put options (5)	13,000 Bbls	$100.00 Floor with an $80.00 Limit	$6.800 per Bbl	Brent
Jan - Dec	Three-way collars (3)	25,000 Bbls	$100.00 Floor with an $80.00 Limit	—	Brent
$124.29 Ceiling
Jan - Dec	Three-way collars (3)	5,000 Bbls	$90.00 Floor with a $70.00 Limit	—	Brent
$126.08 Ceiling
Jan - Dec	Put options (5)	17,000 Bbls	$90.00 Floor with a $70.00 Limit	$6.253 per Bbl	Brent
2014
Jan - Dec	Put options (5)	5,000 Bbls	$100.00 Floor with an $80.00 Limit	$7.110 per Bbl	Brent
Jan - Dec	Put options (5)	30,000 Bbls	$95.00 Floor with a $75.00 Limit	$6.091 per Bbl	Brent
Jan - Dec	Put options (5)	75,000 Bbls	$90.00 Floor with a $70.00 Limit	$5.739 per Bbl	Brent
2015
Jan - Dec	Put options (5)	65,000 Bbls	$90.00 Floor with a $70.00 Limit	$6.904 per Bbl	Brent

Sales of Natural Gas Production
2012
Oct - Dec	Put options (6)	120,000 MMBtu	$4.30 Floor with a $3.00 Limit	$0.298 per MMBtu	Henry Hub
Oct - Dec	Three-way collars (7)	40,000 MMBtu	$4.30 Floor with a $3.00 Limit	—	Henry Hub
$4.86 Ceiling
Oct - Dec	Swap contracts (4)	80,000 MMBtu	$2.72	—	Henry Hub
2013
Jan - Dec	Swap contracts (4)	110,000 MMBtu	$4.27	—	Henry Hub
2014
Jan - Dec	Swap contracts (4)	100,000 MMBtu	$4.09	—	Henry Hub

(1)	All of our derivatives are settled monthly.
(2)	The average strike prices do not reflect any premiums to purchase the put options.
(3)

If the index price is less than the per barrel floor, we receive the difference between the per barrel floor and the index price up to a maximum of $20 per barrel. We pay the difference between the index price and the per barrel ceiling if the index price is greater than the per barrel ceiling. If the index price is at or above the per barrel floor but at or below the per barrel ceiling, no cash settlement is required.

(4)

If the index price is less than the fixed price, we receive the difference between the fixed price and the index price. We pay the difference between the index price and the fixed price if the index price is greater than the fixed price.

(5)

If the index price is less than the per barrel floor, we receive the difference between the per barrel floor and the index price up to a maximum of $20 per barrel less the option premium. If the index price is at or above the per barrel floor, we pay only the option premium.

(6)

If the index price is less than the per MMBtu floor, we receive the difference between the per MMBtu floor and the index price up to a maximum of $1.30 per MMBtu less the option premium. If the index price is at or above the per MMBtu floor, we pay only the option premium.

(7)

If the index price is less than the per MMBtu floor, we receive the difference between the per MMBtu floor and the index price up to a maximum of $1.30 per MMBtu. We pay the difference between the index price and the per MMBtu ceiling if the index price is greater than the per MMBtu ceiling. If the index price is at or above the per MMBtu floor but at or below the per MMBtu ceiling, no cash settlement is required.

Derivative Settlements

(in thousands of dollars)

The following tables reflect cash receipts (payments) for derivatives attributable to the stated production periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Oil sales	$—	$(14,672)	$(3,201)	$(44,209)
Natural gas sales	14,590	414	45,499	1,034

	$14,590	$(14,258)	$42,298	$(43,175)

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following tables reconcile net income (loss) (GAAP) to adjusted net income and adjusted net income attributable to common stockholders (non-GAAP) for the three and nine months ended September 30, 2012 and 2011. Adjusted net income and adjusted net income attributable to common stockholders exclude certain items affecting the comparability of operating results and the related tax effects. Management believes this presentation may be helpful to investors. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended September 30,
	2012	2011
	(millions of dollars)
Net loss (GAAP)	$(44.0)	$(88.3)
Unrealized loss (gain) on mark-to-market derivative contracts	100.2	(125.6)
Realized gain (loss) on mark-to-market derivative contracts (1)	14.6	(14.3)
Unrealized loss on investment measured at fair value	43.1	395.5
Acquisition related costs	6.7	—
Adjust income taxes (2)	(59.9)	(102.4)

Adjusted net income (non-GAAP)	$60.7	$64.9

Net income attributable to noncontrolling interest in the form of preferred stock of subsidiary	(9.1)

Adjusted net income attributable to common stockholders (non-GAAP)	$51.6

	Nine Months Ended September 30,
	2012	2011
	(millions of dollars)
Net income (GAAP)	$115.0	$107.6
Unrealized gain on mark-to-market derivative contracts	(12.6)	(93.5)
Realized gain (loss) on mark-to-market derivative contracts (1)	42.3	(43.2)
Unrealized loss on investment measured at fair value	92.3	284.9
Debt extinguishment costs	5.2	—
Acquisition related costs	6.7	—
Adjust income taxes (2)	(47.4)	(61.3)

Adjusted net income (non-GAAP)	$201.5	$194.5

Net income attributable to noncontrolling interest in the form of preferred stock of subsidiary	(27.2)

Adjusted net income attributable to common stockholders (non-GAAP)	$174.3

(1)

The amounts presented in the above tables differ from the adjustments reflected in the calculation of operating cash flow on the following page due to the accrued amounts reflected in the income statement versus the actual cash received or paid reflected in the consolidated statement of cash flows.

(2)

Tax rates assumed based upon adjusted earnings are 35% and 42% for the three months ended September 30, 2012 and 2011, respectively. Tax rates assumed based upon adjusted earnings are 39% and 42% for the nine months ended September 30, 2012 and 2011. Tax rates exclude the effects of nonrecurring tax related expenses and benefits.

Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following tables reconcile Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three and nine months ended September 30, 2012 and 2011. Management believes this presentation may be useful to investors. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting net income to add back certain non-cash and non-operating items, including debt extinguishment costs, the unrealized gain and loss on mark-to-market derivative contracts, to include derivative cash settlements for the realized gain and loss on mark-to-market derivative contracts that are classified as investing activities for GAAP purposes, to exclude the unrealized gain and loss on the investment measured at fair value, to include distributions to holders of noncontrolling interest in the form of preferred stock of subsidiary that are classified as financing activities for GAAP purposes and to exclude certain other items.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
		(millions of dollars)
Net (loss) income	$(44.0)	$(88.3)	$115.0	$107.6
Items not affecting operating cash flows
Depreciation, depletion, amortization and accretion	274.4	172.2	710.3	466.1
Deferred income tax (benefit) expense	(23.2)	(28.4)	84.3	105.2
Debt extinguishment costs	—	—	5.2	—
Unrealized loss (gain) on mark-to-market derivative contracts	100.2	(125.6)	(12.6)	(93.5)
Unrealized loss on investment measured at fair value	43.1	395.5	92.3	284.9
Non-cash compensation	11.6	(0.8)	37.9	27.3
Other non-cash items	7.4	(6.0)	10.4	(6.3)
Realized gain (loss) on mark-to-market derivative contracts	19.5	(17.4)	37.4	(47.4)
Distributions to holders of noncontrolling interest in the form of preferred stock of subsidiary	(6.8)	—	(20.3)	—

Operating cash flow (non-GAAP)	$382.2	$301.2	$1,059.9	$843.9

Reconciliation of non-GAAP to GAAP measure
Operating cash flow (non-GAAP)	$382.2	$301.2	$1,059.9	$843.9
Cash portion of debt extinguishment costs	—	—	(4.2)	—
Changes in assets and liabilities from operating activities	46.1	26.6	8.0	31.4
Realized (gain) loss on mark-to-market derivative contracts	(19.5)	17.4	(37.4)	47.4
Distributions to holders of noncontrolling interest in the form of preferred stock of subsidiary	6.8	—	20.3	—

Net cash provided by operating activities (GAAP)	$415.6	$345.2	$1,046.6	$922.7

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